Exhibit 99.9

Canaccord Genuity LLC 99 High Street Suite 1200 Boston, MA USA 02110 T1: 1.617.371.3900 T2: 1.800.225.6201 cgf.com

Consent of Canaccord Genuity LLC

Board of Directors

BCTG Acquisition Corp.

12860 El Camino Real, Suite 300

San Diego, CA 92130

We hereby consent to the inclusion of our opinion letter, dated April 13, 2021, to the Board of Directors of BCTG Acquisition Corp. (BCTG) as Annex E to, and reference thereto under the headings “Questions and Answers about the Proposals,” “Risk Factors,” “Background of the Business Combination,” “Engagement of Financial Advisor to BCTG,” and “Opinion of BCTG’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed business combination involving BCTG and Tango Therapeutics, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of BCTG. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Canaccord Genuity LLC
Canaccord Genuity LLC
Boston, MA
April 19, 2021